Exhibit 10.1

Notice:  You should consult with an attorney before signing this Agreement.  You have 21 days from the date that you receive this Agreement to consider whether to sign it.  If you sign this Agreement, you will then have 7 days following the date that you sign this Agreement to revoke it, and this Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period.

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is between Innovative Solutions & Support, Inc. (the “Company”) and James Reilly (the “Employee”).  Intending to be legally bound, the Company and Employee agree as follows:

SECTION 1.        Termination; Impact on Current Benefits

Employee’s employment with the Company will terminate on February 29, 2008 (“Separation Date”), and the Company’s records will reflect that Employee’s separation was based on his retirement from the Company.  Except as provided in this Agreement, all wages, benefits, and other compensation will cease as of the Separation Date.  Employee’s final paycheck will be issued on the next regularly scheduled payday following the Separation Date and mailed to Employee.

SECTION 2.          Severance Pay and Other Benefits

a.             Severance Pay

Subject to the conditions set forth in Section 4 of this Agreement, the Company shall deliver the amount of $200,000.00 (the “Payment”) as described as follows, within 14 days following the Company’s receipt of a signed original of this Agreement.

(i)            The Company will deliver a check made payable to “James Reilly” in the amount of $50,000.00, less all applicable withholdings and deductions to the law office of Raynes, McCarty, attorney for Employee.  This sum is being allocated as wages, and the Company will report the payment on a Form W-2 at the appropriate time.

(ii)           The Company will deliver a check made payable to “James Reilly” in the amount of $100,000.00, without any withholdings or deductions to the law office of Raynes, McCarty.  This sum is being allocated to Employee’s claim for physical injury and emotional distress, and the Company will report the payment on a Form 1099-Misc at the appropriate time.

(iii)          The Company will deliver a check made payable to “Raynes, McCarty” in the amount of $50,000.00, without any withholdings or deductions to the law office of Raynes, McCarty.  This sum is being allocated as attorney’s fees, and the Company will report the payment on a Form 1099-Misc at the appropriate time.

Employee acknowledges that the Payment, as well as the additional consideration described below in the remainder of Section 2, constitutes a complete and final settlement of all of Employee’s claims, and that this settlement includes without limitation any and all claims for costs or attorneys’ fees.  Employee agrees to pay all federal, state and local taxes for which he may be liable based on his receipt of the Payment.  Employee shall indemnify and hold the Company harmless (including reasonable attorney’s fees incurred) from any liability in connection with the above allocation and/or his failure to pay any required taxes.

b.             Additional Payment to Raynes, McCarty

The Company will pay the amount of $45,000.00 without any withholdings or deductions to “Raynes, McCarty.”  This payment will be made together with the payment described in Section 2(a)(iii), and will be delivered to the law office of Raynes, McCarty.  This sum is being allocated as attorney’s fees, and the Company will report this payment on a Form 1099-Misc at the appropriate time.

c.             Stock Options

Employee currently holds vested and unvested stock options granted pursuant to the Company’s 1998 Stock Option Plan, as amended (“Plan”), by the committee appointed by the Company to administer the Plan (“Committee”).  Pursuant to the Committee’s authority to amend any option document under Section 8(j) of the Plan, the Committee hereby amends the relevant option documents to accelerate the vesting of Employee’s unvested options, such that Employee’s unvested options shall vest in full on the day following the expiration of above-referenced 7-day revocation period.  In addition, pursuant to Section 8(e)(ii) of the Plan, the Committee hereby extends the period during which Employee may exercise his vested options (including options previously vested and options vested by operation of this Agreement) to February 28, 2010, or the expiration of the option term set forth in the applicable option agreement pursuant to Section 8(e)(i) of the Plan (e.g., 10 years from the date of grant of the applicable option), whichever is earlier.

d.             Medical Benefits Continuation

Should Employee elect medical benefits continuation under COBRA, the Company will continue to pay its regular employer contributions toward Employee’s medical insurance through August 31, 2009.  Employee will be responsible for paying his regular share of the medical care premium.  All COBRA benefits are available only during the time that Employee is not eligible for comparable health coverage through another employer.  Should Employee obtain such coverage, it is Employee’s obligation to immediately notify the Company.

SECTION 3.          Consulting Services

For a 12-month period beginning March 1, 2008, Employee will serve as a consultant to the Company.  Employee agrees that he shall make and hold himself available to the Company, and the Company shall engage the consulting services of Employee upon reasonable notice to Employee and during normal business hours, to perform such duties as are assigned to him by the Company.

a.             In consideration of Employee’s consulting services, the Company shall pay him a fee of $50,000.00, to be paid in 12 equal monthly payments beginning March 31, 2008.

b.             Upon presentation by Employee of an invoice accompanied by supporting documents reasonably satisfactory to the Company, the Company shall reimburse him for reasonable expenses incurred by him and approved in advance by the Company in connection with Employee’s performance of consulting services.

c.             Employee hereby agrees that in performing consulting services for the Company, he shall act in the capacity of an independent contractor with respect to the Company and not as an employee or agent of the Company.  Employee shall not represent to any person or entity that he is an employee or agent of the Company and shall have no authority to bind the Company in any respect.  Employee shall pay all federal, state and local taxes that shall become due on any money paid to Employee by the Company for consulting services under the Agreement.  Employee hereby acknowledges and agrees that, except as set forth in Section 2(d) hereof, he is not entitled or eligible to participate in or receive coverage under any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.  As an independent contractor, Employee shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved, but shall be solely responsible for the manner and hours in which the services under this Agreement are performed.

d.             This Section 3 shall terminate at the end of the 12-month consulting term.  If Employee dies or becomes disabled (as determined by the Company in good faith) during the consulting term, Section 3 of this Agreement shall automatically be terminated, and the Company’s sole obligation under this Agreement shall be to pay Employee (or his beneficiaries) for any services previously provided.

e.             The services to be provided by Employee under Section 3 of this Agreement shall be provided personally by Employee.  Employee may not assign any rights or performance obligations under this Agreement to any other party without the prior express written consent of the Company.  Any attempt to make such an assignment without the prior express written consent of the Company shall be void and of no effect. of this Agreement

SECTION 4.          Conditions on Receipt of Benefits

Employee will not receive (or, as the case may be, continue to receive) the benefits described in Section 2 or the consulting arrangement described in Section 3 above unless Employee signs, and does not revoke, this Agreement.

SECTION 5.          General Release of Legal Claims and Promise Not to Sue

a.             Release of All Legal Claims

In exchange for the benefits described in Section 2 of this Agreement, Employee hereby releases (on behalf of Employee and Employee’s heirs, beneficiaries, estate, legal representatives, and otherwise) the Company and the other “Released Parties” (as defined below) from all legal claims and causes of action that Employee has, may have, or may claim to have against the Company or any of the other Released Parties (whether known or unknown; accrued or unaccrued; federal, state, local, or otherwise) arising at any time up to and including the date that Employee signs this Agreement (collectively “Claims”).  This general release covers and includes, and therefore releases, all Claims arising from or relating to Employee’s employment with the Company, the termination of Employee’s employment with the Company, and any act or omission provided for or authorized by this Agreement.  Among the specific Claims that Employee is releasing by signing this Agreement are (without limitation) the following: all Claims arising under

(i)            any law prohibiting discrimination on the basis of any protected characteristic (such as age, race, sex, national origin, religion, and disability status), including

(but not limited to) all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and any similar state and local laws, including (but not limited to) the Pennsylvania Human Relations Act;

(ii)           any law governing the payment of wages or the provision of employee benefits, including (but not limited to) Employee Retirement Income Security Act;

(iii)          the common law of any jurisdiction, including (but not limited to) all Claims for breach of contract, wrongful termination or discharge, infliction of emotional distress, fraud, negligence, and defamation; and

(iv)          any other law (or cause of action), whether federal, state, or local, governing the employment relationship, including (without limitation) the Family and Medical Leave Act.

b.             Definition of Released Parties

“Released Parties” means:  (i) the Company; (ii) the Company’s past, present, and future parents, subsidiaries, and affiliates; (iii) each of the foregoing entities’/persons’ successors and assigns; (iv) each of the foregoing entities’/persons’ owners, shareholders, officers, directors, managers, employees, agents, insurers, representatives, and benefit plans (including such plan’s fiduciaries, administrators, insurers, trustees, and the like); and (v) all persons/entities claimed to be jointly or severally liable with any of the foregoing entities/persons or through/by which any such entities/persons have acted with respect to Employee.

c.             No Pending Charges/Complaints; Promise Not to Sue

Employee represents and warrants that he has not filed any complaints or charges against any of the Released Parties with any state or federal court or agency.  Employee promises not to file, cause to be filed, join, or accept any relief in, any lawsuit against the Company or any of the other Released Parties pleading, raising, or asserting any claims released by this Agreement.  If Employee breaches this promise, Employee will reimburse the Company (and the other applicable Released Parties) for all attorneys’ fees and costs (or the applicable portion thereof) incurred in defending against any such released claims.  While this Agreement will serve to release any ADEA claims referenced in Section 4(a) above, the attorneys’ fees/cost shifting provision set forth in this Section 4(c) will not apply to any claims challenging the validity of this Agreement under the ADEA.  Employee further agrees not to seek re-employment from the Company and he releases any Claims based on the denial of re-employment.

d.             Adequacy of Benefits

Employee agrees that (i) the benefits described in Section 2 of this Agreement are adequate consideration for Employee’s promises in this Agreement, and (ii) the benefits described in Section 2 of this Agreement are benefits to which Employee would not be entitled if Employee did not sign this Agreement.

SECTION 6.           Confidentiality

a.             Employee will keep the terms of this Agreement strictly confidential.  Employee will not discuss with, or disclose to, any person or entity (including any current or former Company employee) the terms of this Agreement, unless required by law, as discussed more fully in Section 6(b).  However, Employee may discuss the terms of this Agreement with Employee’s spouse, and for purposes of obtaining professional advice only, Employee’s lawyer or tax advisor, if Employee’s spouse, lawyer or tax advisor first agrees to keep the terms confidential as a condition of receipt.

b.             Employee may disclose the terms of this Agreement under valid order of any court or administrative agency of competent jurisdiction, provided, however, that:

(i)            Employee shall not seek such an order or encourage or aid any other person or entity in seeking such an order;

(ii)           in the event Employee receives a request, inquiry, subpoena or order seeking such disclosure, within three business days of such receipt (or within such shorter time period as necessary to allow adequate time to protect the confidentiality agreed to in this Agreement) Employee shall notify the Company by written notice delivered by hand or by telecopy and shall deliver a copy of such request, inquiry, subpoena or order to the Company; and

(iii)          if the Company so requests, Employee shall cooperate, at the Company’s expense, to oppose any effort to require disclosure of the terms of this Agreement.

SECTION 7.           Non-Disparagement

Employee agrees not to engage in any conduct, or make any statements or representations, that disparage, demean or impugn the Company or any of its officers, directors, or management employees.  The Company agrees not to engage in any conduct, or make any statements or representations, that disparage, demean, or impugn Employee.

SECTION 8.           Confidential Information

a.             Employee agrees not to, at any time, use or disclose (on Employee’s, or anyone else’s, behalf) Company’s “Confidential Information” (as defined below), through any medium of communication, to any person or entity.  As used herein, Confidential Information shall mean all confidential, proprietary, or non-public information (in whatever form) in any way relating to the business of Company, including, but not limited to business techniques, know-how, designs, methods, processes, Intellectual Property (as defined below), strategies, and the like relating to or concerning Company’s financial matters, marketing, investments, budgets, business plans, marketing plans, development activities, personnel matters, contracts/agreements, prospective contracts/agreements, business contacts, clients/customers, prospective clients/customers, products, and the like, irrespective of whether any of the foregoing items constitutes a trade secret under any applicable law.  This Section 8 shall apply to Confidential Information obtained, learned, or discovered by Employee both during the time period of his employment and the time period during which he provides consulting services to the Company.

b.             Employee represents that Employee has not retained any Confidential Information in any form.

SECTION 9.          No Admission of Liability

Employee and the Company agree that this Agreement is made in compromise of disputed claims and to avoid the expense and inconvenience of litigation and is not, and is not to be construed as, a finding or admission of fault or wrongdoing by either party.

SECTION 10.        Miscellaneous

a.             Severability

If any provision of this Agreement is found to be invalid, it will be severed, and it will not affect the validity of any other provision of this Agreement.

b.             Enforcement; Assignability

Each of the Released Parties may enforce this Agreement.  The Company may assign freely its rights under this Agreement.

c.             Amendment

No amendment, modification or waiver of any provision of this Agreement shall be valid, binding or enforceable, unless it is in writing and signed by the party against whom it is to be charged.  No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

d.             Complete Agreement

This is the complete agreement between Employee and the Company with respect to its subject matter.  All prior agreements between the Company and Employee are terminated, without regard to their subject matter.

e.             Choice of Law

This Agreement will be governed by the substantive laws of the Commonwealth of Pennsylvania, without regard to any contrary conflict of laws principles, unless federal law applies.

f.              No Additional Compensation

Employee agrees that Employee is not entitled to receive (and releases under Section 5 of this Agreement any Claims relating to) any wages, payments, benefits, or other compensation from the Company other than:  (i) the benefits described in Section 2 of this Agreement; (ii) the consulting arrangement described in Section 3; (iii) Employee’s salary earned through the Separation Date; and (iv) any 401(k) benefits.

Employee acknowledges that he has carefully read and understands this Agreement.  This Agreement releases all legal claims that Employee may have against the Company (and the other

Released Parties) as more fully described above.  Employee agrees that he signs this Agreement freely, knowingly, and voluntarily.  Employee is not relying upon any promises not set forth above in entering into this Agreement.

Intending to be legally bound, Employee signs below.

/s/ James Reilly	March 25,2008
James Reilly	DATE

Innovative Solutions & Support, Inc.

/s/ Raymond J. Wilson	April 2, 2008
By: Raymond J. Wilson	DATE